Exhibit 99.24
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO AUSTRALIA, CANADA, ITALY AND JAPAN OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF RELEVANT LAWS OR REQUIRE REGISTRATION THEREOF
Notice of a material fact
Saint-Petersburg, Russia, November 3, 2011 — JSC “Polymetal” (LSE, MICEX, RTS: PMTL) (“Polymetal” or the “Company”) announces that Polymetal International plc, a company incorporated in Jersey, Channel Islands (“Polymetal International”) and PMTL Holding Limited (“PMTL”), a wholly owned subsidiary of Polymetal International, have made announcements, according to which:
On 2 November 2011, Polymetal International’s entire issued share capital has been admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange’s main market for listed securities (“Admission”). The Admission satisfies the final condition of the exchange offer (called the “Institutional Share Swap Facility” or “ISSF”), announced and made by PMTL on 30 September 2011 in relation to ordinary shares and global depositary receipts of Polymetal which closed for acceptances on 26 October 2011.
As a result of satisfaction (or waiver) of all remaining conditions, the ISSF is wholly unconditional as of 2 November. The ISSF settlement has taken place and ordinary shares of Polymetal International are being delivered to eligible persons who have validly accepted the ISSF.
The ISSF has been made to existing holders of Company Shares and/or GDRs outside of the Russian Federation, Australia, Canada, Italy and Japan who, under the laws of their jurisdictions, are permitted to participate in the ISSF in accordance with applicable laws and the terms of the Institutional Share Swap Facility, and to certain existing holders of Company Shares and/or GDRs inside the Russian Federation that are “qualified investors” under Article 51.2 of the Russian Federal Law No. 39-FZ dated 22 April 1996 “On Securities Market”, as amended, or are otherwise permitted to receive foreign securities under Russian law.

Media Contact	Investor Relations Contact
Andrey Abashin	Pavel Danilin
Press-secretary	EVP, Strategic Development
Tel. +7.812.677.4325	Tel. +7.812.313.5964
abashin@polymetal.ru	danilin@polymetal.ru
Neither this announcement, the publication in which it is contained nor any copy of it may be taken, transmitted or distributed, directly or indirectly, in or into the United States of America (including its territories or possessions, any state of the United States of America and the District of Columbia) (“the United States”). Neither this announcement, the publication in which it is contained nor any copy of it may be taken, transmitted or distributed, directly or indirectly, in or into Australia, Canada, Japan or, subject to certain exceptions, the Russian Federation or to any persons in any of those jurisdictions or any other excluded territories. Any failure to comply with this restriction may constitute a violation of United States, Australian, Canadian, Russian or Japanese securities law. The distribution of this document in other jurisdictions may be restricted by law and persons into whose possession this document comes should inform themselves about, and observe, any such restrictions.

This announcement does not constitute or form part of any offer or invitation to sell, or any solicitation of any offer to purchase or subscribe for any shares in Polymetal International or any other securities nor shall it (or any part of it) or the fact of its distribution, form the basis of, or be relied on in connection with, any contract therefore.
In particular, this announcement does not constitute an offer for sale of, or a solicitation to purchase or subscribe for, any securities in the United States, Australia, Canada, Japan, Hong Kong or in any jurisdiction to whom or in which such offer or solicitation is unlawful. No securities of Polymetal International have been, or will be, registered under the US Securities Act of 1933, as amended (the “Securities Act”), and securities of Polymetal International may not be offered or sold in the United States absent registration or an applicable exemption from, or transaction not subject to, the registration requirements of the Securities Act. No securities of Polymetal International have been, or will be, registered under the securities laws of Australia, Canada, Japan or Hong Kong. Subject to certain exceptions, no securities of Polymetal International may be offered or sold in Australia, Canada, Japan or Hong Kong or to, or for the account or benefit of, any national, resident or citizen of Australia, Canada, Japan or Hong Kong. Polymetal International does not intend to conduct a public offer of its shares in the United States, Australia, Canada, Japan or Hong Kong.
This announcement is not for further release, publication or distribution in whole or in part in the Russian Federation except as permitted by Russian law. This announcement and information contained herein do not contain or constitute an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities in the Russian Federation or to or for the benefit of any Russian person or any person in the Russian Federation, and do not constitute an advertisement of any securities in the Russian Federation and must not be passed on to third parties or otherwise be made publicly available in the Russian Federation. It and information contained in it are not intended to be and must not be publicly distributed in the Russian Federation. The securities of Polymetal International referred to herein have not been and will not be admitted to “placement” and/or “public circulation” in the Russian Federation and may not be offered to any person in the Russian Federation except as permitted by Russian law.
NOTICE FOR US PERSONS
The ISSF is being made for the securities of a foreign company. The ISSF is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements, if any, included in the documents relating to the ISSF have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Company, Polymetal International and PMTL are located in foreign countries, and some or all of their officers and directors may be residents of foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that Polymetal International and PMTL may purchase securities otherwise than under the ISSF, such as in open market or privately negotiated purchases.
FORWARD LOOKING STATEMENTS
Some of the information in these materials may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. You can identify forward looking statements by terms such as “expect”, “believe”, “anticipate”, “estimate”, “intend”, “will”, “could”, “may”, or “might” the negative of such terms or other similar expressions. The Company wishes to caution you that these statements are only predictions and that actual events or results may differ materially. The Company does not intend to update these statements to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Many factors could cause the actual results to differ materially from those contained in predictions or forward-looking statements of the Company, including, among others, general economic conditions, the competitive environment, risks associated with operating in Russia and Kazakhstan, rapid technological and market change in the industries the Company operates in, as well as many other risks specifically related to the Company and its operations.

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